March 26, 2018

CONFIDENTIAL

Paul Oldham
16929 SW Arbutus Drive
Beaverton, OR 97007

Dear Paul:

We are extremely pleased to offer you the position of Executive Vice President & Chief Financial Officer of Advanced Energy Industries, Inc. (the “Company” or “Advanced Energy”) on the terms set forth in this offer letter. Based on our discussions, you would start with AE on May 2, 2018 (the “Start Date”), with your office located in Colorado. We plan to announce your decision to join the Company shortly after your acceptance of this offer letter and completion of applicable background checks.

Base Salary. Your salary will be $400,000 on an annualized basis and will be paid semi-monthly, less applicable taxes, deductions and withholdings, and is subject to annual review.

Incentive Compensation. In addition to the above base salary, you will be eligible for discretionary short- and long-term incentive as outlined below.

2018 Short-Term Incentive Plan (“2018 STIP”). The 2018 STIP provides for a 2018 target cash incentive percentage for this position of 70% of your annual base salary. Payout will be dependent on the Company’s financial performance and your continued active employment with the Company in your position through the date that the incentive award is paid. For a further description of the 2018 STIP, you may refer to our SEC filings. The 2018 STIP opportunity does not constitute a promise or guarantee of payment. The 2018 STIP will be pro-rated based on your Start Date.

2018 Long-Term Incentive Plan (“2018 LTIP”). The 2018 LTIP provides $800,000 in grant-date-value, at target, of equity compensation for this position. The award of such incentive is dependent on the Company achieving certain performance metrics and your continued active employment with the Company in your position through the date that the incentive equity is awarded. For a further description of the 2018 LTIP, you may refer to our SEC filings. The 2018 LTIP opportunity does not constitute a promise or guaranty of payment. The 2018 LTIP will be pro-rated based on your Start Date.

General Terms of Incentive Compensation. You must remain an active employee of the Company for the equity grants to vest in accordance with their terms. Other terms are set forth in the 2017 Omnibus Incentive Plan and related award agreements that provide the grants. In the event of a conflict between the terms of this offer letter and the terms of the 2018 STIP plan document, the 2017 Omnibus Incentive Plan or related award agreements, the terms of the 2018 STIP plan document, the 2017 Omnibus Incentive Plan or the related award agreements, as applicable, will control. Copies of these incentive plans and programs are available to you upon request.

Stock Ownership Policy. Please be aware that you will be subject to the Company’s Stock Ownership Policy at the EVP level which is described in our annual proxy statement.

Executive Change in Control Severance Agreement. We will also offer you the Company’s standard EVP level change in control severance agreement as disclosed in our SEC filings.

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Relocation Program. We will also offer you the Company’s executive relocation program. Please consult with Rob Fuchs, our SVP of Human Resources, regarding the terms of such program. As mentioned above, should you decide to leave the Company within 18 months after the Start Date, you would be required to repay back to the Company any amounts paid to you for relocation.

Benefits. This offer will be in accordance with our standard Company agreements, including the AE Employee Agreement, and policies applicable to executive officers, which agreements and policies cover such items as medical, moving, vacation, and disability benefits.

The Company’s benefit programs are re-evaluated from time to time and are subject to change or cancellation at any time, at the discretion of the Company.  This may include coverage offered and the cost of coverage.

As an executive of Advanced Energy, you are expected to continue to manage your personal time off in an efficient manner.  You will not accrue PTO but will be able to take time off at your own discretion.  Advanced Energy also recognizes seven (7) company-sponsored holidays during each calendar year.

Conditions of Employment. Please note that this offer is subject to our standard practice of conducting a background check. Once you join as an employee of Advanced Energy, you will be subject to all policies and procedures. The information in this letter is not intended to constitute a contract of employment, either express or implied. Your employment with Advanced Energy Industries, Inc. shall be at will, which means that either you or the Company may terminate the employment relationship at any time and for any reason, with or without advanced notice. Please also note that this offer is subject to final approval by our Board of Directors, which currently is in process.

This offer is extended through March 27, 2018, and we hope to have a positive response from you no later than that date.

Paul, I am very excited about your decision to join Advanced Energy. We believe your experience, skill-set and personal attributes will add great value, and we look forward to having you as a critical member of our executive team.

Regards,

/s/ Yuval Wasserman

Yuval Wasserman
President & Chief Executive Officer
Advanced Energy Industries Inc.

AGREED AND ACCEPTED:

__Paul Oldham________________ Name (Printed)

__/s/ Paul Oldham _____________ Signature

_ March 27, 2018 ______________ Date

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